Exhibit 99.1

First National Lincoln Corporation Reports Record Earnings Per Share for 2004, Up 14.0% Over Prior Year

DAMARISCOTTA, ME., January 26 -- First National Lincoln Corporation (Nasdaq NM:
FNLC), today announced earnings per share of $1.14 on a fully diluted basis for the year ended December 31, 2004, an increase of $0.14 or 14.0% over the $1.00 reported for 2003. Net income for the year ended December 31, 2004, was $8,509,000, an increase of $1,082,000 or 14.6% over the $7,427,000 posted in
2003. Both earnings per share and net income reported by the Company for the year set new records in 2004.

The Company also announced earnings per share of $0.31 on a fully diluted basis for the quarter ended December 31, 2004, an increase of $0.04 or 14.8% over the $0.27 reported for the same period in 2003. Net income for the fourth quarter was $2,311,000, an increase of $304,000 or 15.1% over the $2,007,000 posted in the fourth quarter of 2003. Both earnings per share and net income reported by the Company for the fourth quarter of 2004 set new single-quarter records.

Total assets were $634.0 million at December 31, 2004 -- an increase of 11.5% over December 31, 2003. Loans totaled $478.3 million, up 19.9% or $79.4 million over December 31, 2003, while investments decreased by 7.2% to $126.8 million. Deposits of $369.6 million were up 2.9% over the prior year. As of December 31, 2004, First National Lincoln Corporation had total equity of $52.8 million, an increase of 10.7% or $5.1 million over December 31, 2003.

"First National Lincoln Corporation had an exceptional year in 2004," commented the Company's President and Chief Executive Officer, Daniel R. Daigneault. "Our growth in earnings was the result of higher net interest income, which increased by 21.2% or $3.8 million over 2003. Although non-interest income was lower in 2004 than in 2003, this was the result of keeping mortgage loans in our portfolio, which led to lower income from sale of loans and higher levels of net interest income. At the same time, the level of increase in operating expenses was significantly lower than our growth in revenues.

"The increase in net interest income was driven by loan growth," President Daigneault continued, "with total loans increasing $79.4 million or 19.9% over December 31, 2003's volumes. We experienced excellent growth in most loan categories, including commercial loans, home equity loans, and residential mortgage loans. Credit quality remains excellent, with historically low loan losses and delinquencies. In addition, our net interest margin increased from 3.73% in 2003 to 3.93% in 2004 -- the result of asset yields increasing at a faster pace than our liability costs. We also experienced good growth in core deposits in 2004, our lower-cost sources of funding, which contributed to the widening of our net interest margin as well."

"These strong performance results produced excellent operating ratios," observed F. Stephen Ward, the Company's Treasurer and Chief Financial Officer. "Our return on average equity was 17.10% in 2004, compared to 16.39% in 2003. This is one area where we compare extremely well to our peers, and according to a BankIntelligence report, as of the end of the third quarter our return on equity was in the 92nd percentile of all banks in the United States. At the same time, our low level of operating expenses resulted in an efficiency ratio of 48.78%, which continues to be much better than that of our peers.




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"In 2004, we paid out nearly 40% of our net income to shareholders in the form of cash dividends," Mr. Ward continued. "Although we split our stock three-for-one in the second quarter, we continued our pattern of increasing our dividend each quarter. With the $0.12 quarterly dividend that was declared in December, we have increased our dividend for 37 consecutive quarters."

"On January 14, 2005, the merger with FNB Bankshares of Bar Harbor, Maine was completed," President Daigneault noted. "The Company is now the fourth largest bank headquartered in Maine with 14 banking offices serving coastal Maine communities from Wiscasset to Calais. At closing, the Company had combined assets in excess of $860 million.

"We are very excited about this merger," President Daigneault concluded, "and the strong footprint the Company now has along the Maine coast. We now have banking and investment management offices located in some of the more prosperous and picturesque communities in Maine. We are pleased with the growth opportunities that this expanded footprint and increased capital base will provide for the Company."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First National Bank of Damariscotta. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. Pemaquid Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.





















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                 First National Lincoln Corporation
               Consolidated Balance Sheets (Unaudited)
----------------------------------------------------------------------
                                                    December December
                                                       31,      31,
In thousands of dollars                               2004     2003
----------------------------------------------------------------------
Assets
------
Cash and due from banks                              $14,520  $17,087
Overnight Funds Sold                                       0        0
Investments:
 Available for sale                                   51,892   57,445
 Held to maturity (market values $75,600 at
  12/31/04, $80,820 at 12/31/03)                      74,935   79,244
Loans held for sale (fair value approximates cost)         0      982
Loans                                                478,332  398,895
Less: allowance for loan losses                        4,714    4,200
                                                    ------------------
     Net loans                                       473,618  394,695
                                                    ------------------
Accrued interest receivable                            2,791    2,743
Bank premises and equipment                            9,061    9,007
Other real estate owned                                    0       51
Other assets                                           7,171    7,558
                                                    ------------------
        Total Assets                                $633,988 $568,812
                                                    ==================

Liabilities & Stockholders' Equity
----------------------------------
Demand deposits                                      $30,931  $28,874
NOW deposits                                          60,550   52,161
Money market deposits                                 76,411   80,586
Savings deposits                                      68,673   63,356
Certificates of deposit                               63,900   69,880
Certificates $100,000 and over                        69,129   64,220
                                                    ------------------
     Total deposits                                  369,594  359,077
Borrowed funds                                       207,206  157,822
Other liabilities                                      4,373    4,195
                                                    ------------------
     Total Liabilities                               581,173  521,094
                                                    ------------------

Shareholders' Equity:
Common stock                                              74       74
Additional paid-in capital                             3,973    4,650
Retained earnings                                     46,809   42,988
Net unrealized gains on available-for-sale
 securities                                            1,959    2,497
Treasury stock                                             0   (2,491)
                                                    ------------------
    Total Stockholders' Equity                        52,815   47,718
                                                    ------------------
       Total Liabilities & Stockholders' Equity     $633,988 $568,812
                                                    ==================
Prior periods have been adjusted to reflect the three-for-one stock split in 2004
----------------------------------------------------------------------
                  First National Lincoln Corporation
            Consolidated Statements of Income (Unaudited)
----------------------------------------------------------------------
                                           For the          For the
                                         twelve months     quarters
                                            ended            ended
                                         December 31,    December 31,
                                       ---------------- --------------
In thousands of dollars                   2004    2003    2004   2003
----------------------------------------------------------------------
Interest Income:
     Interest and fees on loans        $23,982 $21,374  $6,512 $5,425
     Interest on deposits with other
      banks                                  4      52       0      0
     Interest and dividends on
      investments                        6,542   6,114   1,601  1,628
                                       ---------------- --------------
     Total interest income              30,528  27,540   8,113  7,053
                                       ---------------- --------------
Interest expense:
     Interest on deposits                5,175   5,820   1,307  1,220
     Interest on borrowed funds          3,849   3,976   1,101    939
                                       ---------------- --------------
     Total interest expense              9,024   9,796   2,408  2,159
                                       ---------------- --------------
Net interest income                     21,504  17,744   5,705  4,894
Provision for loan losses                  880     907     160    232
                                       ---------------- --------------
Net interest income after provision for
 loan losses                            20,624  16,837   5,545  4,662
                                       ---------------- --------------
Other operating income:
     Fiduciary income                      874     773     229    197
     Service charges on deposit
      accounts                           1,177   1,110     295    277
     Mortgage origination and servicing
      income                               419     930     109    136
     Other operating income              2,197   2,335     510    563
                                       ---------------- --------------
     Total other operating income        4,667   5,148   1,143  1,173
                                       ---------------- --------------
Other operating expenses:
     Salaries and employee benefits      7,071   6,017   1,933  1,640
     Occupancy expense                     850     772     194    204
     Furniture and equipment expense     1,431   1,339     337    300
     Other                               4,019   3,472     972    866
                                       ---------------- --------------
     Total other operating expenses     13,371  11,600   3,436  3,010
                                       ---------------- --------------
Income before income taxes              11,920  10,385   3,252  2,825
Applicable income taxes                  3,411   2,958     941    818
                                       ---------------- --------------
NET INCOME                              $8,509  $7,427  $2,311 $2,007
                                       ================ ==============
Prior periods have been adjusted to reflect the three-for-one stock split in 2004
----------------------------------------------------------------------



                  First National Lincoln Corporation
                 Selected Financial Data (Unaudited)
-------------------------------------------------------------------------
                                        For the  twelve  For the quarters
                                         months  ended         ended
Dollars in thousands,                     December 31       December 31
                                    -------------------------------------
except for per share amounts             2004     2003     2004     2003
-------------------------------------------------------------------------

Summary of Operations
Operating Income                      $35,195  $32,688   $9,256   $8,226
Operating Expense                      23,275   22,303    6,004    5,401
Net Interest Income                    21,504   17,744    5,705    4,894
Provision for Loan Losses                 880      907      160      232
Net Income                              8,509    7,427    2,311    2,007

Per Common Share Data
Basic Earnings per Share                $1.16    $1.02    $0.31    $0.28
Diluted Earnings per Share               1.14     1.00     0.31     0.27
Cash Dividends Declared                  0.45     0.38     0.12     0.10
Book Value                               7.18     6.57     7.18     6.57
Market Value                            17.45    16.63    17.45    16.63

Financial Ratios
Return on Average Equity (a)            17.10%   16.39%   17.59%   15.99%
Return on Average Assets (a)             1.41%    1.41%    1.37%    1.35%
Average Equity to Average Assets         8.22%    8.58%    7.80%    8.47%
Net Interest Margin Tax-Equivalent (a)   3.93%    3.73%    3.94%    3.67%
Dividend Payout Ratio                   38.62%   37.13%   38.71%   36.14%
Allowance for Loan Losses/Total Loans    0.99%    1.05%    0.99%    1.05%
Non-Performing Loans to Total Loans      0.34%    0.39%    0.34%    0.39%
Non-Performing Assets to Total Assets    0.25%    0.29%    0.25%    0.29%
Efficiency Ratio                        48.78%   48.32%   45.67%   46.82%

At  Period End
Total Assets                          633,988  568,812  633,988  568,812
Total Loans                           478,332  398,895  478,332  398,895
Total Investment Securities           126,827  136,689  126,827  136,689
Total Deposits                        369,594  359,077  369,594  359,077
Total Shareholders' Equity             52,815   47,718   52,815   47,718

-------------------------------------------------------------------------
(a) Annualized using a 365-day basis
Prior periods have been adjusted to reflect the three-for-one stock split in 2004













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